Exhibit 10.6

Senior Advisor Agreement

This Agreement is entered into by and between Lightlake Therapeutics Inc. (the “Company”) and Brad Miles (“Miles”) (collectively, the “Parties”) on January 22, 2013 (the “Agreement”).

WHEREAS Miles is a Senior Advisor to the Company;

WHEREAS the Company has requested that Miles provide additional services beneficial to the Company beyond the scope of what Miles has previously provided to the Company (the “Services”);

WHEREAS Miles has received compensation deemed by the Company to be inadequate to retain Miles as a Senior Advisor;

WHEREAS the Company seeks to retain Miles as a Senior Advisor; and

WHEREAS the Company seeks to provide Miles with additional incentive to remain a Senior Advisor and perform the Services;

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby mutually agree as follows:

1)	Miles shall provide the Services until one (1) year from the date hereof.

2)	Any compensation granted herein shall be in addition to any other option compensation previously granted by the Company to Miles. Notwithstanding the foregoing, all options previously granted by the Company to Miles with an exercise price above $0.12 shall be cancelled and deemed ineffective on the date hereof and be surrendered to the Company within thirty (30) days of the date hereof.

3)	Miles shall be granted stock options for one million seven hundred and fifty thousand (1,750,000) shares of stock of the Company, exercisable at US$0.15 (“Exercise Price”) with the life of such options being five (5) years (collectively, the “Options”). Such Options shall be exercisable in the form of Notice of Stock Option Grant attached as Exhibit A hereto, which Options may be exercised, where applicable, pursuant to the form of Notice of Exercise of Stock Option (the “Exercise Notice”) attached as Exhibit B hereto. Notwithstanding any provisions of the Options to the contrary, if the fair market value of one share of Common Stock (as defined in the Stock Option Plan of the Company effective December 15, 2010 (the “Stock Option Plan”)) is greater than the exercise price (at the date of calculation as set forth below), in lieu of exercising the Options for cash, the Holder (as defined in the Stock Option Plan) may elect to receive shares equal to the value (as determined below) of the Options (or the portion thereof being exercised) by surrender of the Options at the principal office of the Company together with the properly signed Exercise Notice in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X=	Y(A-B)
A

Where X =	the number of shares of Common Stock to be issued to the Holder

Y =	the number of shares of Common Stock purchasable under the Options or, if only a portion of the Options are being exercised, the portion of the Options being exercised (at the date of such calculation)

A =	the fair market value of one share of the Company’s Common Stock (at the date of such calculation)

B =	the Exercise Price per share (as adjusted to the date of such calculation)

Notwithstanding the foregoing, such Options may only be exercised between the following dates: (i) the earliest date on which the price per share of the Company’s Common Stock has traded at or above US$0.30 for at least three (3) trading days out of any ten (10) consecutive trading days; and (ii) their expiration date. Proportionate adjustments shall automatically be made to both the Exercise Price and number of such Options, and the price per share restriction set forth in this paragraph, in the event of a stock split, stock dividend, reclassification, recapitalization, or any other increase or decrease in the number of issued shares of the Company’s Common Stock effected without receipt of consideration by the Company, or upon any other event reasonably determined by a majority of the Board of Directors of the Company to justify such adjustments.

Within one (1) month following the date hereof, the Company shall deliver to Miles all Options granted herein. All such Options delivered to Miles as per this Agreement may be delivered to Miles electronically with a scanned signature, in which case they shall have the same effect and force as if they had been delivered in original signed form. For all Options granted to Miles electronic delivery of a signed Exercise Notice along with electronic delivery of such Options shall have the same exercise effect as surrendering such Options at the principal office of the Company together with the properly signed Exercise Notice.

4)	In the event of termination of this Agreement, the Company shall not be obligated to provide any further compensation to Miles.

5)	This Agreement shall be governed by and construed in accordance with the laws of the United States, and specifically the laws of the state of Nevada. Should a dispute arise, both parties shall subject themselves to exclusive jurisdiction of the courts of the state of Nevada.

6)	This Agreement constitutes the entire understanding between the Parties relating to its subject matter, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof made prior to the date hereof. No waiver by a Party of any breach by another Party of any term, provision or condition of this Agreement, to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. This Agreement may not be modified or amended except in writing signed by the Parties. Each of the Parties hereto agrees that this Agreement has been jointly prepared, and that no claim may be asserted by any Party that any ambiguity in this Agreement may be construed against any one Party.

7)	This Agreement may be executed in counterparts, each of which shall constitute an original but together shall constitute one and the same Agreement. The Parties further agree that such counterparts may be provided via scan, email, and/or facsimile to one another, each of which shall be binding upon the signatory who sends the scan, email and/or facsimile that was signed by such sending signatory. The Parties further agree to exchange the original signature pages hereof as soon as practicable after sending such scan, email and/or facsimile, but in any dispute or controversy, the Parties hereto agree that it shall not be necessary for any such Party to provide the original signature pages of the other as a condition of enforcing this Agreement, it being understood that such scan, email and/or facsimile signature pages shall be sufficient to establish the consent of the Party who sent the scan, email and/or facsimile that was signed by such sending signatory to be bound by the terms of this Agreement.

8)	This Agreement does not include any appropriate compensation that the Company would be obligated to provide Miles as a result of the relationships Miles developed with Pfizer Inc., AstraZeneca, and Purdue Pharma L.P. that result in a financial strategic partnership where any or all of the Company's treatments would receive funding to move clinical trials forward.

IN WITNESS WHEREOF the parties have executed this Agreement this 22 day of January 2013.

LIGHTLAKE THERAPEUTICS INC.

By:	/s/ Roger Crystal
Name:	Roger Crystal
Title:	CEO

By:	/s/ Brad Miles
Name:	Brad Miles
Title:	Senior Advisor

EXHIBIT A

FORM OF NOTICE OF STOCK OPTION GRANT

Dear Brad Miles (“Optionee”),

Reference is hereby made to (i) the Stock Option Plan of Lightlake Therapeutics Inc. (the “Company”) effective December 15, 2010 (the “Stock Option Plan”), and (ii) the Senior Advisor Agreement dated January 22, 2013 between the Company and Brad Miles (as amended, restated, or otherwise modified from time to time, the “Letter”). Capitalized terms utilized herein shall have the meanings ascribed to them in the Stock Option Plan unless otherwise defined herein.

You have been granted options to purchase Common Stock of the Company (with each share of Common Stock of the Company, a “Share”) as follows:

Board Approval Date:

Date of Grant:

Exercise Price per Share:	US$0.15

Total Number of Shares Granted:	1,750,000

Total Exercise Price:	Cashless exercise as per the Letter

Type of Options:	Non-Qualified Stock Options

Expiration Date:	The date that is five (5) years from the Date of Grant

Termination Period:	These Options may be exercised for a period of five (5) years from the Date of Grant. Optionee is responsible for keeping track of these exercise periods following termination for any reason of his service relationship with the Company, it being understood that Optionee is entitled to all rights, including compensation and vesting rights, with respect to this Option, as set forth in the Letter. The Company will not provide further notice of such periods.

Transferability:	These Options may not be transferred, except as permitted by applicable laws and regulations.

Restrictions on Exercise:	These Options may only be exercised between the following dates: (i) the earliest date on which the price per Share has traded at or above US$0.30 for at least three (3) trading days out of any ten (10) consecutive trading days; and (ii) the Expiration Date. Notwithstanding anything to the contrary contained in any agreement with the Company, it is an absolute condition of the Optionee’s right to exercise any Option that the Optionee be in full compliance with any other agreements between the Optionee and the Company, including without limitation any confidentiality agreements.

Vesting:	100% on the date of the Senior Advisor Agreement referenced herein

Following receipt by the Company of evidence and/or an indemnity from the Optionee to the Company in a form reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of these Options or any certificates for representing the Shares underlying these Options and, in the event of mutilation, following the surrender and cancellation of such Options or stock certificate, the Company will make and deliver replacement Options or stock certificate of like tenor and dated as of such cancellation, in lieu of these Options or stock certificates, without any charge therefor, it being understood that the making and/or delivery of such replacement Options or stock certificates by the Company will not be unreasonably withheld.  Any such replacement Options or stock certificates shall be subject to the same terms, conditions, and restrictions as these Options and any Shares underlying these Options. Proportionate adjustments shall automatically be made to both the Exercise Price and number of these Options, and the Restrictions on Exercise, in the event of a stock split, stock dividend, reclassification, recapitalization, or any other increase or decrease in the number of issued Shares of the Company effected without receipt of consideration by the Company, or upon any other event reasonably determined by a majority of the Board of Directors of the Company to justify such adjustments.

To the extent that the terms of the Stock Option Plan differ from the terms of this Notice of Stock Option Grant (the “Notice”), the terms of this Notice supersede the terms of the Stock Option Plan.

By your signature and the signature of the Company’s representative below, you and the Company agree to the terms of these Options.

BRAD MILES	LIGHTLAKE THERAPEUTICS INC.

Optionee	Roger Crystal, Chief Executive Officer

EXHIBIT B

Form of Notice of Exercise of Stock Option

Ladies and Gentlemen:

This letter constitutes an unconditional and irrevocable notice that I hereby exercise the stock option(s) granted to me by Lightlake Therapeutics Inc., a Nevada corporation (the “Company”) on _______________ at a fair market value of US$ ______ per share. Pursuant to the terms of such option(s), I wish to purchase _______________ shares of the common stock covered by such option(s) at the exercise price(s) of US$ ______ per share via cashless exercise. These shares should be registered under the Securities Act of 1933, as amended, and delivered as follows:

Name:

Address:

Social Security Number:

I represent that I will not dispose of such shares in any manner that would involve a violation of applicable securities laws.

Dated:	By:

Name: